Exhibit 10.4

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of July 1, 2004 (this “Agreement”), between Ronald H. Spair (“Employee”) and OraSure Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties entered into an Employment Agreement, dated November 1, 2001 (the “2001 Agreement”), and a Confidentiality Agreement, dated November 1, 2001 (the “Confidentiality Agreement”); and

WHEREAS, the parties wish to amend the terms of their relationship and to enter into this new Employment Agreement.

NOW, THEREFORE, intending to be legally bound, the parties set forth below the terms and conditions of Employee’s relationship with the Company.

1. Services.

1.1 Employment. The Company agrees to continue to employ Employee as Executive Vice President and Chief Financial Officer of the Company, and Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement.

1.2 Duties. Employee shall have the positions named in Section 1.1 with such powers and duties appropriate to such offices (a) as may be provided by the bylaws of the Company, (b) as otherwise set forth in Exhibit A attached to this Agreement, and (c) as determined by the Company’s board of directors (the “Board of Directors”) from time to time. Employee’s primary place of work shall be the Company’s headquarters, at its present location in Bethlehem, Pennsylvania. Subject to the provisions of Section 6 hereof, Employee’s position and duties may be changed and Employee’s primary place of work may be relocated from time to time during the Term (as defined below) of this Agreement.

1.3 Outside Activities. Employee shall obtain the consent of the Chief Executive Officer of the Company before he engages, either directly or indirectly, in any other professional or business activities that may require an appreciable portion of Employee’s time or effort to the detriment of the Company’s business.

1.4 Direction of Services. Employee shall at all times report directly to, and discharge his duties in consultation with and under the supervision and direction of, the Chief Executive Officer of the Company.

2. Term. The initial term of this Agreement shall begin as of the date first written above and end on the second anniversary of that date, unless Employee’s employment is sooner terminated in accordance with Section 6 below (the “Initial Term”). Thereafter, this Agreement shall automatically renew and Employee’s employment shall continue for successive two-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless the Company gives Employee written notice of the Company’s intent not to renew this

Agreement at least 60 days before the expiration of the Initial Term or any Renewal Term, or (b) Employee’s employment under this Agreement is terminated in accordance with Section 6 below.

3. Compensation and Expenses.

3.1 Salary. As compensation for services under this Agreement, the Company shall pay to Employee a regular salary of $284,000 per annum. Subject to the provisions of Section 6 hereof, such salary may be adjusted from time to time in the discretion of the Board of Directors. Payment shall be made on a bi-weekly basis, less all amounts required by law or authorized by Employee to be withheld or deducted. For all purposes under this Agreement, the term “salary” shall mean the regular annual compensation of Employee payable under this Section 3.1, as increased but not decreased.

3.2 Bonus. The Company shall establish an incentive plan each year for the payment of cash bonuses to senior executive officers (each, a “Bonus Plan”), on such terms as may be approved by the Board of Directors or its compensation committee (the “Compensation Committee”). In addition to the salary described in Section 3.1 above, Employee shall be entitled to participate in each Bonus Plan, subject to its terms; provided that (a) Employee shall have a target bonus amount as determined by the Compensation Committee under each Bonus Plan which is at least equal to Employee’s target as of the date of this Agreement and (b) cash bonuses payable to Employee under each Bonus Plan shall be determined in the same manner as the cash bonuses paid to other senior executive officers of the Company under the applicable Bonus Plan with respect to the same time period.

3.3 Long-Term Incentive. Employee shall be entitled to participate in accordance with the terms of the plan in any long-term incentive plan that may from time to time be adopted by the Board of Directors or the Compensation Committee, in its sole discretion; provided that compensation or other benefits provided to Employee under each such long-term incentive plan shall be determined in the same manner as the compensation or other benefits provided under such plans to other senior executive officers of the Company with respect to the same time period.

3.4 Additional Employee Benefits. Employee shall be entitled to receive or participate in any additional benefits, including without limitation medical and dental insurance programs, qualified and non-qualified profit sharing or pension plans, disability plans, medical reimbursement plans and life insurance programs, which may from time to time be made available by the Company to corporate officers. The Company may change or discontinue such benefits at any time in its sole discretion; provided that additional benefits provided to Employee shall be determined in the same manner as the benefits provided to other senior executive officers of the Company under such plans with respect to the same time period.

3.5 Expenses. The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, subject to compliance with the Company’s reasonable policies relating to expense reimbursement. Expenses subject to reimbursement under this Section 3.5 shall include, but not be limited to, the cost of business-related travel, lodging and meals and the fees and expenses incurred by Employee to maintain his membership in professional associations and obtain continuing professional education reasonably required in connection with Employee’s performance of his duties under this Agreement.

3.6 Fees. All compensation earned by Employee, other than pursuant to this Agreement, as a result of services performed on behalf of the Company or as a result of or arising out of any work done by Employee in any way related to the scientific or business activities of the Company shall belong to the Company. Employee shall pay or deliver such compensation to the Company promptly upon receipt. For the purposes of this provision, “compensation” shall include, but is not limited to, all professional and nonprofessional fees, lecture fees, expert testimony fees, publishing fees, royalties, and any related income, earnings, or other things of value; and “scientific or business activities of the Company” shall include, but not be limited to, any project or projects in which the Company is involved and any subject matter that is directly or indirectly researched, tested, developed, promoted, or marketed by the Company.

4. Stock Awards. Employee shall be entitled to participate in the Company stock award plan, as may be amended from time to time, and in any successor or replacement stock award or similar plan. The number of stock options or other stock awards that are granted to Employee under the plan from time to time shall be determined by the Board of Directors or the Compensation Committee; provided that (a) Employee shall have a target amount of stock options as determined by the Compensation Committee under the Company’s stock award plan, which is at least equal to the target amount for Employee under the Company’s stock option guidelines for senior managers as in effect on the date of this Agreement (such guidelines having been filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002), and (b) Employee shall be entitled to receive stock options and other stock awards which are determined in the same manner as the stock options and stock awards granted to other senior executive officers of the Company under the stock award plan with respect to the same time period. All stock options or other stock awards granted to Employee prior to or on or after the date of this Agreement shall, to the extent then unvested, immediately vest (i) in the event of a Change of Control (as defined herein) or (ii) in the event Employee’s employment is terminated with Good Reason (as defined herein) pursuant to Section 6.4 or without Cause (as defined herein) pursuant to Section 6.5 during a Change of Control Period (as defined herein), and 50% of such stock options or other stock awards shall, to the extent then unvested, immediately vest in the event Employee’s employment is terminated with Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 during any period other than a Change of Control Period.

5. Confidentiality Agreement. Employee and the Company are parties to the Confidentiality Agreement. Employee’s compliance with the terms of the Confidentiality Agreement is a material requirement of this Agreement and any breach of the Confidentiality Agreement that is materially detrimental to the Company and that, if capable of being cured, is not cured within 30 days of written notice thereof from the Company to Employee, shall constitute a material breach of this Agreement.

6. Termination.

6.1 Termination Upon Death or Disability. This Agreement shall terminate immediately upon Employee’s death or Disability. The term “Disability” means a mental or physical incapacity which renders Employee unable, with or without reasonable accommodation, to continue to perform the essential duties of his job and which, at least 180 days after its commencement, is determined to be total and permanent by a physician agreed to by the Company and Employee (such agreement not to be unreasonably withheld), or in the event of Employee’s inability to designate a physician, Employee’s legal representative.

6.2 Termination by Employee. Employee may terminate his employment under this Agreement by 60 days’ written notice to the Company.

6.3 Termination by the Company for Cause. Employee’s employment under this Agreement may be terminated by the Company at any time for Cause. Only the following actions, failures, or events by or affecting Employee shall constitute “Cause” for termination of Employee by the Company: (i) willful and continued failure by Employee to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer or Board of Directors of the Company, which demand identifies with reasonable specificity the manner in which Employee has not substantially performed his duties, and Employee’s failure to comply with such demand within a reasonable time; (ii) the engaging by Employee in gross misconduct or gross negligence materially injurious to the Company; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or (iv) Employee’s conviction of having committed a felony. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company finding that, in the good faith opinion of the Board of Directors, the Company has Cause for the termination of the employment of Employee as set forth in any of clauses (i) through (iv) above and specifying the particulars thereof in reasonable detail. The findings of the Board of Directors shall not be binding in connection with any litigation or dispute arising out of this Agreement.

6.4 Termination by Employee With Good Reason. Employee may terminate his employment under this Agreement for Good Reason; provided that Employee gives written notice to the Chief Executive Officer or the Board of Directors within 60 days of the event constituting Good Reason. The term “Good Reason” shall mean any of the following: (a) a material breach of this Agreement by the Company which is not cured within 30 days of written notice thereof by Employee; (b) any diminution in Employee’s position, duties or responsibilities as provided in Section 1.2 of this Agreement or requirement that Employee report to any person other than the Chief Executive Officer; (c) any relocation of Employee’s primary place of work to a location which is more than 25 miles from the Company’s Bethlehem, Pennsylvania facilities; or (d) a reduction in Employee’s salary (unless such reduction is a part of and in proportion to a reduction in all executive officers’ salaries).

6.5 Termination by the Company Without Cause. The Company may terminate Employee’s employment under this Agreement without Cause by 60 day’s written notice to Employee. In the event the Company fails to renew this Agreement pursuant to Section 2, such failure shall be deemed to be a termination of Employee’s employment by the Company without Cause.

6.6 Termination by Employee After Change of Control. Employee may terminate his employment under this Agreement at any time within 180 days following a Change of Control (as defined below).

6.7 Definitions. For purposes of this Agreement, the term “Change of Control Period” shall mean the period which begins 3 months prior to the occurrence of a Change of Control and ends 18 months after the occurrence of Change of Control. For purposes of this Agreement, the term “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change of control shall be deemed to have occurred at such time as (i) any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; (ii) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (iii) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (iv) approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company. For purposes of this Agreement, “Acquiring Person” means any person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Exchange Act, as such Section and Rule are in effect as of the date of this Agreement; provided, however, that the term Acquiring Person shall not include: (i) the Company or any of its subsidiaries; (ii) any employee benefit plan of the Company or any of its subsidiaries; (iii) any entity holding voting capital stock of the Company for or pursuant to the terms of any such employee benefit plan; or (iv) any person or group solely because such person or group has voting power with respect to capital stock of the Company arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act. For purposes of this Agreement, “Voting Securities” means the Company’s issued and outstanding securities ordinarily having the right to vote at elections for the Company’s Board of Directors.

6.8 Compensation Upon Termination.

6.8.1 Termination Upon Death or Disability, by Employee (Other Than for Good Reason) or for Cause. In the event of a termination of Employee’s employment under Sections 6.1, 6.2, or 6.3, Employee (i) shall be paid all salary pursuant to Section 3.1 through the date of termination and any bonus that has been approved by the Board of Directors or Compensation Committee prior to the date of termination but not yet paid and (ii) in the case of a termination under Section 6.1, shall receive a prorated portion of any cash bonus for the calendar year in which termination occurs (calculated based on the number of days in the calendar year that have passed prior to Employee’s death or commencement of Employee’s Disability, as the case may be), which would have been otherwise payable pursuant to Section 3.2 in the absence of the termination of Employee’s employment, which bonus shall be payable to Employee or his estate at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year. All salary and benefits shall cease on the date of termination under Sections 6.1, 6.2 or 6.3, subject to the terms of any benefit plans then in force and applicable to Employee, and the Company shall have no further liability or obligation hereunder by reason of such termination.

6.8.2 Termination Without Cause, Upon Good Reason, or After a Change of Control. In the event of a termination of Employee’s employment by Employee with Good Reason as provided in Section 6.4, by the Company without Cause as provided in Section 6.5, or by Employee after a Change of Control as provided in Section 6.6, Employee (i) shall be paid all salary pursuant to Section 3.1 through the date of termination and any bonus that has been approved by the Board of Directors or Compensation Committee prior to the date of termination but not yet paid; (ii) shall (A) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and does not occur during a Change of Control Period, continue to be paid the salary provided in Section 3.1 (with payments made on a monthly basis) either for the greater of 12 months from termination or the remainder of the Term if such termination occurs during the Initial Term or for 12 months from termination if such termination occurs after the Initial Term, or (B) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period or such termination is by Employee after a Change of Control pursuant to Section 6.6, continue to be paid the salary provided in Section 3.1 (with payments made on a monthly basis) for 30 months, with such monthly payments of salary under this subclause (B) to begin immediately after the Consulting Period (as defined below); (iii) shall, if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period or such termination is by Employee after a Change of Control pursuant to Section 6.6, enter into a Transitional Services Agreement with the Company substantially in the form set forth in Exhibit B hereto and perform the transitional services for the consideration set forth therein for the 6 month period immediately following the date of termination (the “Consulting Period”); (iv) shall receive a prorated portion of any cash bonus for the calendar year in which termination occurs (calculated based on the number of days in the calendar year that have passed prior to Employee’s termination date), which would have otherwise been payable pursuant to Section 3.2 in the absence of the termination of Employee’s employment, which bonus shall be payable to Employee at the time that cash bonuses are payable to other officers of the Company in respect of such year; and (v) for a period of one year after the date of termination or such longer period as any Company plan, program, practice or policy may provide, shall receive benefits for Employee and/or Employee’s family at levels substantially equal to those which would have been provided to them in accordance with the plans described in Section 3.4 of this Agreement if Employee’s employment had not been terminated, including health, disability and life insurance, in accordance with the most favorable plans of the Company in effect during the 90-day period immediately preceding the date of termination (amounts payable under clauses (ii), (iv) and (v) are collectively referred to as “severance”). As a condition to receipt of severance under this Section 6.8.2, Employee shall sign and deliver a release agreement, in form and substance substantially as set forth in Exhibit C hereto, releasing all claims related to Employee’s employment. The severance shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and shall be offset by any monies Employee may owe to the Company. The Company’s obligation to pay the amounts stated in clauses (ii), (iv) and (v) of this Section 6.8.2 shall terminate if Employee fails to comply with the Confidentiality Agreement during the period that severance is being paid by the Company and such failure would constitute a material breach of this Agreement under Section 5 hereof.

7. Indemnification. The Company agrees that if Employee is made a party (or is threatened to be made a party to) any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of his service (including past service) as an officer, director, employee, agent, or the like of the Company, or is or was serving at the request of the Company as an officer, director, employee, agent, or the like of another entity, including, without limitation, as a fiduciary of an employee benefit plan sponsored or established by the Company (any such service for a subsidiary, affiliate, joint venture or other entity in which the Company has an ownership or other financial interest, or as a fiduciary of any employee benefit plan sponsored by the Company or any such other entity, shall be presumed to be at the request of the Company), whether or not the basis of such Proceeding is an act or omission alleged to have occurred while Employee was acting in an official capacity as a director, officer, employee, agent, or the like, then Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including for all reasonable attorneys’ fees and costs incurred by Employee), and such indemnification shall continue even if Employee has ceased to be a director, officer, employee, agent, or the like of the Company for any reason.

8. Insurance. During the Term and for a period of six years thereafter (regardless of the reason for the termination of Employee’s employment), the Company shall maintain suitable directors and officers insurance coverage for Employee in his respective roles and shall name Employee as an additional insured under such insurance policies, which policies shall be no less favorable to Employee than such insurance policies that cover the Company’s directors during such time period.

9. Non-Competition. In consideration of the severance payable hereunder, during the Term and for a period of one (1) year thereafter, Executive agrees that, unless he obtains written agreement from the Company or the Board of Directors, he will not:

a. recruit, solicit, or hire any executive or employee of the Company;

b. induce or solicit any current or prospective customer, client, or supplier of the Company to cease being a customer, client or supplier or divert Company business away from any customer, client, or supplier of the Company; or

c. own, manage, control, work for, or provide services to any entity which competes with the Company in the market for rapid point-of-care, oral fluid diagnostic testing in the United States (the “Protected Business”);

provided, however, that this Section 9 (i) shall not prevent Employee from accepting a position with and working for any other entity which competes with the Company in the Protected Business, if such business is diversified, Employee is employed in a department, division or other unit of the business that is not engaged in the Protected Business and Employee does not, directly or indirectly, provide any assistance, services, advice, consultation or information with respect to rapid point-of-care oral fluid diagnostic testing to the department, division or unit of the business engaged in the Protected Business; and (ii) shall not prevent Employee from purchasing or owning less than five percent (5%) of the stock or other securities of any entity, provided that such stock or other securities are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

10. Golden Parachute Excise Tax.

a. Initial Determinations by Accounting Firm. In the event a change in “the ownership or effective control” of the Company or “the ownership of a substantial portion of the assets” of the Company occurs or is expected to occur (in either case within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”)) (a “Change in Ownership”), the Company shall retain a national accounting firm selected by the Company and reasonably acceptable to Employee (the “Accounting Firm”) to perform the calculations necessary under this Section 10. The Accounting Firm shall have discretion to retain one or more independent appraisers with adequate expertise (collectively, the “Appraisers”) to provide any valuations necessary for the Accounting Firm’s calculations hereunder. The Company shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has previously performed services for any person, entity or group in connection with the Change in Ownership, Employee may select an alternative national accounting firm to be the Accounting Firm. If any Appraiser otherwise performs work for any of the entities involved in the Change in Ownership or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then Employee may select an alternative appraiser of national stature with adequate expertise to be an Appraiser. The Accounting Firm shall provide promptly to both the Company and Employee a written report setting forth the calculations required under this Section 10, together with a detailed report of all relevant supporting data, valuations and calculations. All determinations of the Accounting Firm and the Appraisers shall be binding on Employee and the Company. When making the calculations required hereunder, Employee shall be deemed to pay (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made, and (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained by Employee from deduction of such state and local taxes. The Accounting Firm shall determine (y) the aggregate amount of all payments, benefits and distributions provided by the Company to Employee or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other agreement, plan or arrangement of the Company or otherwise (other than any payment pursuant to this Section 10) which are in the nature of compensation and are contingent upon a Change in Ownership (valued pursuant to Section 280G of the Code) (collectively the “Payments”); and (z) the maximum amount of the Payments Employee would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the “Threshold Amount”) (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the “Excise Tax”).

b. Gross-up Payment. If the amount of the Payments exceeds the Threshold Amount by more than Fifty Thousand Dollars ($50,000), then the Company shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount of up to the first Five Hundred Thousand Dollars ($500,000) of Excise Tax imposed upon the Payments (inclusive of any Excise Tax, federal, state and local payroll (such as Social Security and Medicare taxes) and other taxes and income taxes imposed upon the Gross-up Payment). All determinations required to be made as to whether a Gross-up Payment is required and the amount of such Gross-up Payment shall be made by the Accounting Firm. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies as described below, and Employee is thereafter required to make a payment or an additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Employee or for his benefit, subject to the aggregate dollar limitation set forth in the first sentence of this Section 10(b).

c. Cut-Back. Payments shall be made without regard to whether the deductibility of such Payments (or any other payments) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Employee to Excise Tax; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any portion of the Payments, then the Payments will be reduced to the extent necessary to maximize the Total After-Tax Payments. In the event of any underpayment or overpayment under this Section 10 (as determined after the application of this Section 10(c)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company. For purposes of this Agreement, “Total After-Tax Payments” means the difference between (A) the sum of (i) the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee and (ii) the amount of any Gross-up Payment (whether made hereunder or otherwise), less (b) all applicable federal, state, and local payroll and other taxes and income taxes (including, without limitation, the Excise Tax described in Section 4999 of the Code) imposed on the parachute payments and Gross-Up Payment.

d. Procedures With Respect to IRS Claims. Employee shall notify the Company in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than 20 business days after the Employee knows of such claim. Employee shall not pay such claim without the Company’s written consent prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order effectively to contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any and all taxes, including any Excise Tax, and including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the generality of the foregoing, if the Company has notified Employee that it desires to contest such claim, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

11. Remedies. The respective rights and duties of the Company and Employee under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

12. Severability of Provisions. The provisions of this Agreement are severable, and if any provision hereof is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions of the Agreement shall continue in full force and effect.

13. Nonwaiver. Failure by either party at any time to require performance of any provision of this Agreement shall not limit the right of the party failing to require performance to enforce the provision. No provision of this Agreement may be waived by either party except by a writing signed by that party. A waiver of any breach of a provision of this Agreement shall be construed narrowly and shall not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

14. Non-Disparagement. Both during and after his employment, Employee agrees not to disparage the Company or any of its stockholders, directors, officers, or employees, and the Company agrees not to disparage, and to cause its directors, officers and employees not to disparage, Employee. Employee and the Company agree not to make any statement or engage in any conduct that might affect adversely the business or professional reputation of the other party or, in the case of the Company, any of its stockholders, directors, officers or employees and the Company. Any breach of this Section 14 by a director, officer or employee of the Company shall be deemed to be a breach by the Company.

15. Other Agreements. Employee represents, warrants and, where applicable, covenants to the Company that:

(a) There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder;

(b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound; and

(c) Employee is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise and Employee may transfer this Agreement by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by merger, consolidation, transfer of assets, or otherwise) acquiring all or substantially all of the business and/or assets of the Company (whether such assets are held directly or indirectly) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Non-exclusivity of Rights; Effect of Agreement. Nothing in this Agreement shall prevent or limit Employee’s continuing or further participation in any benefit, bonus, incentive, stock-based or other plan or program provided by the Company and for which Employee may qualify. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Employee is otherwise entitled to receive at or subsequent to the date of termination shall be payable in accordance with such plan or program. In the event any term of this Agreement is more favorable to Employee than the corresponding terms of any Company plan in which Employee participates or of any agreement applicable to any stock option, restricted stock grant, stock-based or other award granted to Employee by the Company, then the terms of this Agreement shall govern and the benefit under each such Company plan and Employee’s rights and benefits under each such award shall be determined in accordance with the terms of this Agreement. For the avoidance of any doubt, in the event of the termination of Employee’s employment under circumstances described in Section 6.8.2, the provisions of Section 4 shall apply to each stock option, restricted stock grant and to each other stock-based award whenever granted to the Employee and any forfeiture or recapture provision in any stock option, restricted stock grant, or other stock-based or incentive award which arises upon engaging in competition with the Company shall apply only in the event of Employee’s material breach of Section 9(c) of this Agreement.

18. Entire Agreement; Amendments. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company, including but not limited to the 2001 Agreement. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

19. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Employee or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

20. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

21. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

[signature page follows]

The parties have executed this Employment Agreement as of the date stated above.

ORASURE TECHNOLOGIES, INC.

/s/ Ronald H. Spair	By:	/s/ Douglas Watson
Ronald H. Spair
	Title:	Chairman of the Board

EXHIBIT A

Specific Duties of Employee as Executive Vice President and Chief Financial Officer

Employee, as the Executive Vice President and Chief Financial Officer of the Company or the surviving entity in the event of a Change of Control, shall have duties commonly performed by a chief financial officer of a company with capital stock that is publicly traded on a national stock exchange, including, without limitation, being the individual primarily responsible for (i) overseeing the financial growth, structure and direction of the Company or such surviving entity; (ii) establishing and maintaining relationships between the Company or such surviving entity and investment bankers, research analysts, institutional investors and commercial banks; (iii) interfacing between the Company or such surviving entity and the Audit Committee of the Board of Directors of the Company or such entity; and (iv) assisting the Chief Executive Officer of the Company or such surviving entity in developing strategic business plans and in planning and evaluating mergers, acquisitions and other strategic matters.

EXHIBIT B

Transition Services Agreement

See Attached Document

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of                 ,             , by and between Orasure Technologies, Inc., a Delaware corporation (the “Company”), and Ronald H. Spair (the “Consultant”).

BACKGROUND

The Consultant is the former Chief Financial Officer of the Company, whose employment with the Company ceased in connection with a Change of Control (as defined in the Employment Agreement by and between the Consultant and the Company dated July     , 2004 (the “Employment Agreement”)). The Company desires to secure the services of the Consultant while his responsibilities are being transitioned to a new executive of the Company. The Consultant is willing to provide his services to the Company in accordance with the terms of this Agreement. This is the “Transition Services Agreement” referenced in the Employment Agreement.

TERMS

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Provision of Services. The Company hereby engages the Consultant for, and the Consultant hereby agrees to render, from time to time to the extent reasonably requested by the Company, at mutually determined times and places, consulting and such other services as provided herein during the Consulting Period (as defined in Section 5), all upon the terms and conditions herein provided. It is understood and agreed by the Company that, notwithstanding anything else to the contrary contained herein, the services to be provided hereunder are to be provided on a part-time basis and that Consultant shall be able to provide services to other persons or entities as long as such services are not in material conflict with Consultant’s obligations under this Agreement including without limitation Section 8 hereof and shall be able to take up to three (3) continuous weeks of vacation (subdivided as the Consultant may determine) during the Consulting Period without being in breach of this Agreement

2. Duties. The Consultant shall make himself available to the Board of Directors (the “Board”) and the senior executive officers of the Company from time to time, upon reasonable notice, for the rendering of advice and counsel, consistent with his knowledge and experience, on financial and accounting matters and such other matters as the Board or such officers of the Company may reasonably request. Subject to reasonable business travel required in the performance of duties which are subject to reimbursement by the Company, it is agreed that Consultant’s services shall generally be provided from his home. The Company agrees that it will (i) provide the Consultant with or, at its discretion reimburse the Consultant for the use of, a computer and fax machine and (ii) reimburse Consultant for the other reasonable costs of his use of a home-based office. The general scope of Consultant’s services shall include, but not be limited to, the following:

(a) Initial Transition Period. During the initial period of transition, which is contemplated to take up to approximately six (6) months (but may in fact require a shorter period), Consultant shall assist with and/or perform the following duties:

•	Work to transition his responsibilities to one or more executives designed by the Company.

•	Be available for consultation regarding routine SEC reporting.

•	Provide introductions to financial analysts covering the Company.

•	Provide introductions to the Company’s current top institutional investors.

Consultant acknowledges that the consulting services hereunder will be most active during the initial transition period and may require a higher level of travel than that required after such period.

(b) On-going. Following the initial period during the Consulting Period, Consultant shall assist with and/or perform duties with respect to financial, accounting and disclosure matters.

The Company agrees that, unless otherwise agreed by Consultant, all services to be requested of the Consultant hereunder by the Board, both during the initial period and thereafter, shall be consistent with services routinely performed by senior executives of the Company.

3. Compensation.

(a) Payment for Consulting Services. During the Consulting Period, the Consultant will be paid compensation for the performance of the covenants under this Agreement at an annual rate equal to the salary (as defined in Section 3.1 of the Employment Agreement) paid to Executive immediately prior to his termination of employment with the Company (the “Consulting Payment”), which shall be paid in equal monthly installments within ten (10) days of the end of each month of the Consulting Period or such earlier time(s) as the Company deems appropriate.

(b) No Right to Employee Benefits. Consultant hereby acknowledges and agrees that he is providing services as an independent contractor to the Company and is not and will not claim to be an employee of the Company in the performance of such services; thus, Consultant hereby waives any claim or argument that he is or may be entitled to or covered by any benefit plan or program provided by the Company to its employees. Notwithstanding the foregoing, nothing herein shall affect Consultant’s entitlement to any benefit or other compensation provided for in the Employment Agreement.

4. Business Expenses. During the Consulting Period, the Company will pay for and Consultant will be entitled to receive reimbursement for all reasonable expenses incurred by him in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in service of the Company, upon submission by him of vouchers therefor or itemized lists thereof prepared in compliance with such rules and policies relating thereto as the Company may from time to time adopt for application to senior executives of the Company and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code and the rules and regulations adopted pursuant thereto now or hereafter in effect.

5. Consulting Period.

(a) The period during which the Consultant shall serve as a consultant to the Company under this Agreement shall commence as of the date hereof and shall, unless sooner terminated pursuant to Section 5(b), continue for a period of six (6) months thereafter (the “Consulting Period”). The last date of the Consulting Period is hereinafter referred to as the “Expiration Date”.

(b) The Consulting Period may be terminated at the option of and by written notice from the Company if the Board of Directors of the Company shall find “good cause” for termination (as defined below). The Consulting Period shall also terminate as of the date on which the Consultant dies or thirty (30) days after Consultant gives written notice of termination to the Company; provided, however that Consultant shall not give such 30-day notice during the first 60 days of the Consulting Period. For purposes of this Agreement, “good cause” shall mean (i) the conviction of a felony, (ii) failure to perform duties as directed by the Board consistent with those indicated hereunder or agreed to be performed by the Consultant, in each case which are able to be performed by Consultant on the part-time basis on which he is engaged (which failure is not cured within thirty (30) days following written notice from the Board), or (iii) any material breach by Consultant (which failure is not cured within thirty (30) days following written notice from the Board) of this Agreement. In the event that (a) the Company terminates this Agreement for any reason other than for “good cause” or (b) the Consultant terminates this Agreement because of breach of this Agreement by the Company (which breach is not cured within thirty (30) days following written notice to the Board), the Consulting Payment shall be payable by the Company to the Consultant for the remainder of the Consulting Period.

6. The Consultant acknowledges that the information, observations and data obtained by him while performing services hereunder for the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, the Consultant agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters (a) become generally known to and available for use by the public other than as a result of the Consultant’s acts or omissions, (b) were lawfully in the possession of or demonstrably known by the Consultant prior to its receipt from the Company; (c) are independently developed by the Consultant without use of or reference to the Confidential Information; (d) become known by the Consultant from a third party that, to the Consultant’s knowledge, is not subject to an obligation of confidentiality to the Company or (e) are required to be disclosed by law, in which case the Consultant shall promptly notify the Company of such disclosure obligation and shall cooperate with the Company in seeking a protective order or other confidential treatment of such matters. The Consultant shall deliver to the Company at the termination of this Agreement, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

7. Inventions and Patents. The Consultant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Consultant incident to the performance of his services hereunder (“Work Product”) belong to the Company or such subsidiary. The Consultant shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Expiration Date) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Representations. The Consultant hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by him does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Consultant is a party or by which he is bound, (ii) as of the date of this Agreement, he is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company by him in writing (including a copy of such agreement), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Consultant, enforceable in accordance with its terms. The Company hereby represents and warrants to the Consultant that (x) the execution, delivery and performance of this Agreement by him does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company or any of its subsidiaries is a party or by which he is bound and (y) upon the execution and delivery of this Agreement by the Consultant, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

9. Relationship of the Parties.

(a) Independent Contractors. Company and Consultant are independent contractors as to one another. Nothing in this Agreement shall be deemed to create a partnership or a joint venture between the Company and the Consultant, or to cause Company to be liable for any of debts or obligations of Consultant. Consultant hereby acknowledges and agrees that he will not claim to be or in any way hold himself out as an officer, director or employee of the Company at any time and shall not act for or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of, the Company.

(b) Taxes. Consultant shall be solely responsible for the timely payment of all employment and income taxes for which he might be liable, and Company will not deduct or withhold taxes from any monies payable to Consultant.

10. Survival. Sections 6 through 18 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Consultant’s engagement by the Company.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by overnight courier (by a nationally recognized courier service) or first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Consultant:

Notices to the Company:

General Counsel

OraSure Technologies, Inc.

220 East First Street

Bethlehem, PA 18015

With a required copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attn: Jeffrey P. Libson, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12. Severability. The provisions of this Agreement are severable, and if any provision hereof is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions of the Agreement shall continue in full force and effect.

13. Complete Agreement. This Agreement and the Employment Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise and Employee may transfer this Agreement by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by merger, consolidation, transfer of assets, or otherwise) acquiring all or substantially all of the business and/or assets of the Company (whether such assets are held directly or indirectly) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Employee or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

17. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

18. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement as of the date first written above.

ORASURE TECHNOLOGIES, INC.

By:
Title:

CONSULTANT

RONALD H. SPAIR

EXHIBIT C

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is entered into on this      day of                         ,             , by and between Ronald H. Spair (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities directors, officers, Executives, attorneys and agents, whether present or former (collectively the “Company”);

WHEREAS, Executive is entitled to receive severance under an Employment Agreement (“Employment Agreement”), dated July     , 2004, between Employee and the Company;

WHEREAS, Executive agrees to execute this Separation Agreement and Release as additional consideration for such severance; and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Employment Agreement.

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1. Consideration. In consideration for Executive’s receipt of severance as provided in the foregoing Employment Agreement, Executive is willing to enter into this Agreement and provide the release set forth herein.

2. Executive’s Release. Executive hereby generally releases and discharges the Company, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, directors, officers, executives, attorneys and agents, whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Except as otherwise expressly provided in this Agreement, Executive’s release specifically includes, but is not limited to:

a. any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, incentives, and bonuses;

b. any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

c. any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;

d. any and all claims under any federal, state or local statute or law;

e. any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

f. any and all claims for attorneys’ fees and costs; and

g. any and all other claims for damages of any kind.

Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release the Company from, (i) any obligation of the Company under this Agreement, the Transition Services Agreement (if any) or the Employment Agreement; (ii) any accrued or vested benefit of Executive pursuant to any employee benefit plan of the Company, including any benefit not yet due and payable, (iii) any obligation of the Company under existing stock options, restricted stock or other stock awards; or (iv) any right to indemnification under the Agreement, the By-Laws or Certificate of Incorporation of the Company or any subsidiary or any insurance policy maintained by the Company or any subsidiary or other entity.

3. Acknowledgment. Executive understands that his release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Executive further understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

4. Remedies. All remedies at law or in equity shall be available to the Company for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Company in violation of this Agreement.

5. No Admissions. Neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company of liability to Executive.

6. Confidentiality. To the extent not otherwise made public by the Company, Executive shall not disclose or publicize the terms or fact of this Agreement, directly or indirectly, to any person or entity, except to Executive’s attorney, spouse, and to others as required by law. Executive is specifically prohibited from disclosing the facts or terms of this Agreement to any former or present executive of the Company except as required by law.

7. Entire Agreement. This Agreement, together with the terms of the Employment Agreement, contain the entire agreement of the parties with respect to the subject matter hereof, supersede any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

8. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

9. Advice of Counsel; Revocation Period. Executive is hereby advised to seek the advice of counsel. Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress. Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that if Executive decides to execute this Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period. Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke acceptance of this Agreement, with the Agreement not becoming effective until the revocation period has expired. If Executive chooses to revoke his acceptance of this Agreement, he should provide written notice to:

General Counsel

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

10. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

11. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

12. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

OraSure Technologies, Inc.

By:

Name:

Title:

Ronald H. Spair